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                                                                    Exhibit 99.1

MACQUARIE INFRASTRUCTURE COMPANY LLC

600 FIFTH AVENUE
21ST FLOOR
NEW YORK, NY 10020
USA

MEDIA RELEASE

                MACQUARIE INFRASTRUCTURE COMPANY TRUST ANNOUNCES
               PERFORMANCE FEE FOR PERIOD ENDED DECEMBER 31,2004,
            COMPLETION OF GENERAL AVIATION HOLDINGS ACQUISITION AND
                          REAFFIRMS DIVIDEND GUIDANCE

                                (MACQUARIE LOGO)

NEW YORK, JANUARY 18, 2005 - Macquarie Infrastructure Company (NYSE: MIC) today advised that a performance fee of $12.088 million is payable to its Manager, Macquarie Infrastructure Management (USA) Inc., for the quarterly period ended December 31, 2004.

Under the terms of its management services agreement, the Manager of MIC is eligible to earn a performance fee each quarter if the MIC Accumulation Index(1) outperforms a benchmark represented by a weighted average of the MSCI U.S. IMI/Utilities Index and the MSCI Europe Utilities Index(2). The performance fee payable is 20% of the outperformance by the MIC Accumulation Index over the Benchmark for the period.

In the period since MIC's initial public offering on December 16, 2004 to December 31, 2004, the MIC Accumulation Index has outperformed the benchmark by 9.08%, or $60.442 million. The MIC Accumulation Index increased by 12.34% over the period compared to a 3.26% increase for the benchmark. This outperformance results in a performance fee payable of $12.088 million.

The increase in shareholder value both in absolute and relative terms follows the successful completion of the Company's initial public offering in December 2004. The Manager has elected to apply the performance fee to a subscription for MIC trust stock at the market price of the trust stock subsequent to MIC's earnings release for the quarter ended December 31, 2004.

MIC reaffirms its stated dividend policy to declare and pay an initial quarterly distribution for the quarter ended March 31, 2005 of $0.50 per share. MIC also intends to pay an initial distribution to shareholders, pro-rated for the period from the completion of the Company's initial public offering to December 31, 2004, at the same rate as such initial quarterly distribution that will be paid at the same time as the initial quarterly distribution.

The Company also today announced the completion of the acquisition of General Aviation Holdings by its airport services business, Atlantic. The total funds required for the acquisition of $53.4 million (which includes reserves and transaction costs) were sourced from an expansion of Atlantic's current credit

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1 The MIC Accumulation Index is calculated by Morgan Stanley Capital
International Inc and reflects the total return performance of MIC trust stock.

2 The return of the MSCI US IMI/Utilities Index and MSCI Europe Utilities Index reflects the total return from investing in the stocks of a diversified group of utility companies located in the United States and Western Europe respectively.

AUSTRALIAN BANKING REGULATIONS THAT GOVERN THE OPERATIONS OF MACQUARIE BANK LIMITED AND ALL OF ITS SUBSIDIARIES, INCLUDING THE COMPANY'S MANAGER, REQUIRE THE FOLLOWING STATEMENTS. INVESTMENTS IN MACQUARIE INFRASTRUCTURE COMPANY TRUST ARE NOT DEPOSITS WITH OR OTHER LIABILITIES OF MACQUARIE BANK LIMITED OR OF ANY MACQUARIE GROUP COMPANY AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE DELAYS IN REPAYMENT AND LOSS OF INCOME AND PRINCIPAL INVESTED. NEITHER MACQUARIE BANK LIMITED NOR ANY OTHER MEMBER COMPANY OF THE MACQUARIE GROUP GUARANTEES THE PERFORMANCE OF MACQUARIE INFRASTRUCTURE COMPANY TRUST OR THE REPAYMENT OF CAPITAL FROM MACQUARIE INFRASTRUCTURE COMPANY TRUST.



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facility by $32 million and $21.4 million from the proceeds from the Company's initial public offering. The closing of the acquisition represents the completion of the acquisition of MIC's initial businesses and investments as described in its initial public offering prospectus.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY

MIC owns, operate and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. Its initial businesses and investments consist of an airport services business (Atlantic and AvPorts), an airport parking business (PCAA and Avistar) and a district energy business (Thermal Chicago and Northwind Aladdin), a 50% interest in the company that operates the Yorkshire Link Shadow toll road and investments in South East Water, a UK regulated water utility and in Macquarie Communications Infrastructure Group.

The Trust has been formed for the sole purpose of owning all the limited liability company interests of the Company and issuing the shares of trust stock. Owners of shares of trust stock will effectively have the voting rights of, and will receive all distributions on, the corresponding interests in the Company.

More information on Macquarie Infrastructure Company can be found on the Company's website, www.macquarie.com/mic.

FOR FURTHER INFORMATION, PLEASE CONTACT:



INVESTOR ENQUIRIES                      MEDIA ENQUIRIES
Peter Stokes                            Alex Doughty
Chief Executive Officer                 Corporate Communications
Macquarie Infrastructure Company        Macquarie Infrastructure Company
(212) 548-6538                          (212) 548-2740